July 2, 2007

Mellon Funds Trust

Supplement to Statement of Additional Information

Dreyfus Service Corporation, the distributor for each of The Mellon Funds, changed its name to “MBSC Securities Corporation” (“MBSC”). All information in this Statement of Additional Information relating to “Dreyfus Service Corporation”, “DSC”, or the “distributor” now relates to MBSC.

MBSC also serves as the distributor for the funds in the Dreyfus Family of Funds and, effective June 30, 2007, became the distributor for the Mellon Institutional Funds.